EXHIBIT 21

                                              Subsidiaries of Registrant




Subsidiary                                     Jurisdiction of Organization

Immucor GmbH                                   Federal Republic of Germany

Immucor Italia Srl                             Italy

Immucor Portugal, Lda.                         Portugal

Immucor, S.L.                                  Spain

Dominion Biologicals Limited                   Canada

Gamma Biologicals, Inc.                        United States

Gamma BV                                       Netherlands

Medichim S.A.                                  Belgium

Immunochim s.a.r.l.                            France


The Company owns 100% of the outstanding stock of each of the above.